EXHIBIT 11

                              FINE HOST CORPORATION
                        Computation of Per Share Earnings

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                                            Three Months Ended      Six Months Ended
                                             June 25,  June 26,    June 25,   June 26,
                                                1997       1996       1997        1996
                                             -----------------------------------------
Income applicable to Common Stock             $1,252        250     $2,100    $    509
Stock warrant accretion                            -       (260)         -      (1,300)
                                              ------       -----    ------     -------
Net income (loss) available to Common
      Stockholders                            $1,252        (10)    $2,100      $ (791)
                                              ======       =====    ======      =======

Weighted average number of common shares
      Outstanding  (Basic)                 8,901,812  2,306,096  8,266,101   2,177,148
Average convertible Preferred shares
      outstanding                                 -     939,197          -     939,197
Assumed conversion of:
      Warrants                                    -     391,708          -     387,260
      Options                               286,522      75,147    330,375      71,823
      Subordinated Notes                     37,188         --      37,188          --
                                         ----------   --------   ---------  ----------
Average number of shares of Common Stock
      outstanding assuming full dilution  9,225,522   3,712,148  8,633,664   3,575,428
                                          =========   =========  =========   =========

Net income (loss) per share
assuming full dilution$                      $.14          $--     $   .24      $ .(22)
                                         =========       =====     =======      =======

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